Exhibit 10.1

January 11, 2016

Stephen N. Oesterle, M.D.

2410 Oliver Ave. S.

Minneapolis, MN 55405-2449

Dear Steve:

On behalf of HeartWare International, Inc., I am pleased to advise you that the Nominating and Governance Committee has recommended to the Board of Directors your appointment as a Director of HeartWare effective January 18, 2016.

The Board discussed your appointment at its December meeting. Following the December meeting, and pending your acceptance of this offer, the Board voted unanimously by written consent to expand the number of Board members and to appoint you to fill the vacancy created by that action effective January 18, 2016. Accordingly, pending your acceptance, you are invited to attend the meeting of the Board scheduled to be held on March 3, 2016.

HeartWare non-executive Directors receive a retainer in the amount of $60,000 per annum. In addition, non-executive Directors are granted 1,000 Restricted Stock Units upon appointment plus 1,000 Restricted Stock Units and 1,000 Options to purchase HeartWare shares annually.

We plan to disclose your appointment in a press release and Form 8K upon your acceptance. Prior to the March meeting, we will request information from you in connection with our required filings with the SEC and NASDAQ. We will also provide you with a copy of our Insider Trading Policy and similar materials. Attached for your information is a schedule of the 2016 Board and Committee meeting dates. The live meeting dates contemplate Committee meetings the afternoon before the date indicated followed by a Board dinner.

Please do not hesitate to contact me with any questions or concerns you might have.

With highest regards,

/s/ Douglas Godshall
Douglas Godshall
Chief Executive Officer

ACCEPTED AND AGREED on this
11th day of January, 2016.

/s/ Stephen N. Oesterle, M.D.
Stephen N. Oesterle, M.D.

500 Old Connecticut Path, Framingham, MA 01701 USA        T 508.739.0950         F 508.739.0948         www.heartware.com